Exhibit 99.1

DZS Appoints Chief Financial Officer

Oakland, Calif. – November 25, 2019 – – DASAN Zhone Solutions, Inc. (NASDAQ: DZSI, the “Company” or “DZS”), a global leader in network access solutions for service providers and enterprise networks, announced effective December 2, 2019, Tom Cancro is appointed to the position of Chief Financial Officer and Treasurer.

“We are delighted to have Tom join the DZS executive team,” said Yung Kim, CEO of DZS. “Tom brings financial, strategic and executive leadership skills that will be a tremendous asset to DZS as we drive our next phase of growth and profitability.”

Tom has nearly 30 years of executive finance experience at leading telecom and technology companies.  He recently served as Controller of GE Research, General Electric’s technology research and IP-licensing business unit.  Prior roles include executive positions at Verizon, including Chief Financial Officer of Verizon’s joint venture with AT&T and Deutsche Telekom, and an executive role in Verizon’s Treasury organization, where he advised the company as to capital markets strategy.  Tom also served as Chief Accounting Officer and Corporate Controller of GFI Group, Inc., a NYSE-listed FinTech provider of wholesale brokerage services and SaaS software solutions, and as Senior Vice President and Corporate Controller of MasTec, Inc. a telecommunications and energy infrastructure service provider. Tom, who holds a Bachelor of Science degree in Accounting from the Pennsylvania State University, began his career at PricewaterhouseCoopers.  He is a Certified Public Accountant and also holds a CFA Charter.

"I can’t imagine a more exciting time to join DASAN Zhone,” Cancro said.  “5G is revolutionizing the global communications landscape, and DASAN Zhone has an incredibly unique opportunity to lead at this highly transformative time in the industry. I believe the potential for growth and value creation is tremendous, given the smart and passionate people that I have already met in the company, a strong technology portfolio, and an attractive global customer footprint.”

About DASAN Zhone Solutions, Inc.

DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global leader in network access solutions for service providers and enterprise networks. The company provides a wide array of reliable, value-add networking technologies—including broadband access, mobile backhaul, Ethernet switching, Passive Optical LAN, and software-defined networks—to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DASAN Zhone Solutions is headquartered in Oakland, California, USA, with operations in more than 20 countries worldwide.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and all DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under federal securities laws.  Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “will,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause actual results to differ include commercial acceptance of the Company’s products; competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. See also the risk factors in the Company’s Form 10-K and other SEC filings available at www.sec.gov. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Media Contact

DASAN Zhone Solutions

Tel: +1 510.777.7000

Fax: +1 510.777.7001

E: IR@dasanzhone.com